Exhibit 7.1

November 3, 2011

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N. W.
Washington, DC 20549

Re: Valley Forge Composite Technologies, Inc.

Commission File Number 000-29587

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by Valley Forge Composite Technologies, Inc. in Item 4.02 of its Form 8-K dated November 3, 2011 and captioned “Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

Mountjoy Chilton Medley LLP